Exhibit 21

SUBSIDIARIES OF REGISTRANT

		PERCENTAGE	STATE OF
NAME OF PARENT	NAME OF SUBSIDIARY	OWNERSHIP	INCORPORATION

Hanover	Tri-Co. Foods Corp. (“Tri-Co”)	100%	Pennsylvania

Hanover	Spring Glen Fresh Foods, Inc.	100%	Pennsylvania

Hanover	Consumers Packing Company	100%	Pennsylvania

Hanover	Hanover Insurance Company Ltd.	100%	Grand Cayman,
			B.W.I.

Hanover	Nittany Corporation	100%	Delaware

Hanover	Bickel’s Snack Foods, Inc.	100%	Pennsylvania

Hanover	Aunt Kitty’s Foods, Inc.	100%	New Jersey

Tri-Co	Sunwise Corporation	100%	Florida

Tri-Co	Mayapac, S.A.	100%	Republic of
			Guatemala